Exhibit 99.1

Virtusa Announces Strong Third Quarter Fiscal Year 2009 Financial Results

•                  Third quarter revenue of $44.9 million increased 6% year-over-year; 10% in constant currency

•                  Third quarter diluted earnings per share of $0.27, year-over-year growth of 29%

•                  Cash, cash equivalents, short-term investments and long-term investments of $96.0 million

Westborough, MA – (January 28, 2009) – Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported financial results for the third quarter of fiscal year 2009, ended December 31, 2008.

Third Quarter Fiscal 2009 Financial Results

Revenue increased 6% year-over-year and 2% sequentially, to $44.9 million in the third quarter of fiscal 2009.  On a constant currency basis, third quarter revenue increased 10% year-over-year and 5% sequentially (1).

Virtusa reported income from operations of $5.4 million for the third quarter of fiscal 2009, compared to $5.9 million for the third quarter of fiscal 2008 and $0.7 million in the second quarter of fiscal 2009.

Net income for the third quarter of fiscal 2009 was $6.3 million, or $0.27 per diluted share, compared to $5.3 million, or $0.21 per diluted share for the third quarter of fiscal 2008 and $1.3 million, or $0.05 per diluted share, for the second quarter of fiscal 2009.  Other Income for the third quarter of fiscal 2009 includes a $1.3 million foreign exchange transaction gain compared to a $0.1 million foreign exchange transaction loss in the third quarter of fiscal 2008 and a $0.9 million foreign exchange transaction loss for the second quarter of fiscal 2009.

The Company ended the third quarter of fiscal 2009 with $96.0 million of cash and cash equivalents, short-term investments and long-term investments. The Company generated cash from operations of $9.9 million during the third quarter of fiscal 2009.  During the third quarter of fiscal 2009, pursuant to the Company’s Share Repurchase Program, the Company repurchased 623,304 shares for $2.9 million at an average price of $4.63.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated “We are very pleased with our strong third quarter performance. The challenging economic environment is precipitating clients to improve IT efficiencies within their core business processes. Our consultative platforming approach reduces IT costs and accelerates realization of business results.  This combined with our industry-leading global delivery model and track-record of service excellence provides extraordinary value to our clients.”

Ranjan Kalia, Chief Financial Officer, said “Our improved profitability in the third quarter reflects the benefits of operational programs initiated in the first half of this fiscal year and we remain focused on sustaining these programs.”  Mr. Kalia continued, “Our current guidance for the fourth quarter of fiscal 2009 reflects the tough economic environment, the timing of our clients’ budgeting processes, and the negative foreign exchange impact of the British Pound versus our third quarter results.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Fourth quarter 2009 revenue is expected to be in the range of $40.5 to $42.0 million, with diluted EPS of $0.10 to $0.15.

•                  Fiscal year 2009 revenue is expected to be in the range of $172.0 to $173.5 million, with diluted EPS of $0.46 to $0.51.

The Company’s fourth quarter and fiscal year 2009 diluted EPS estimates assume an average share count of approximately 23.4 million (assuming no further exercises of stock-based awards and no impact from the Share Repurchase Program) and assumes a stock price of $6.05, which was derived from the average closing price of our stock over the five trading days ended on January 23, 2009.  Deviations from this stock price will cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, January 28, 2009 at 5:00 pm Eastern time to discuss the Company’s third quarter 2009 financial results, current financial guidance and other corporate developments.   To access this call, dial 866-290-0916 (domestic) or 913-312-1449 (international).  A replay of this conference call will be available through February 4, 2009 at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 4098528.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides high-value services that enhance clients’ business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

(1)  To determine year-over-year constant currency revenue for our third quarter of fiscal 2009, revenue from entities reporting in U.K. pound sterling were converted into U.S. dollars at the average exchange rate in effect for the three month period ending December 31, 2007, rather than the actual exchange rates in effect during the three month period ending December 31, 2008.  To determine sequential revenue change in constant currency for our third quarter of fiscal 2009, revenue from entities reporting in U.K. pound sterling were converted into U.S. dollars at the average exchange rate in effect for the three month period ending September 30, 2008, rather than the actual exchange rates in effect during the three month period ending December 31, 2008.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Regulation G by the Securities and Exchange Commission. Virtusa’s management believes providing investors with this information gives additional insights into Virtusa’s revenue. We present constant currency revenue to provide a framework for assessing how our revenue performed excluding the effect of foreign currency rate fluctuations.  While Virtusa’s management believes that these non-GAAP revenue measures are useful in evaluating Virtusa’s revenue, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  our dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; our ability to expand our business or effectively manage growth; restrictions on immigration; the loss of any key member of our senior management team,  increasing competition in the IT services outsourcing industry; our ability to hire and retain enough sufficiently trained IT professionals to support our operations; quarterly fluctuations in our earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, our ability to attract and retain clients and meet their expectations;  our ability to sustain profitability or maintain profitable engagements; our ability to successfully manage our billing and utilization rates and our targeted on-site to offshore delivery mix; technological innovation; our ability to effectively manage our facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in our operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to us by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to us; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ending March 31, 2008, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2008	March 31, 2008
Assets:
Cash and cash equivalents	$39,573	$41,047
Short-term investments	27,413	40,816
Accounts receivable, net	32,695	34,716
Unbilled accounts receivable	1,800	4,233
Prepaid expenses	4,462	4,025
Deferred income taxes	3,895	901
Other current assets	6,859	6,349
Total current assets	116,697	132,087

Property and equipment, net	19,743	16,833
Long-term investments	29,018	17,091
Restricted cash	3,689	4,361
Deferred income taxes	5,873	4,429
Other long-term assets	5,923	5,969
Total assets	$180,943	$180,770

Liabilities:
Accounts payable	$2,793	$3,726
Accrued employee compensation and benefits	7,891	10,424
Accrued expenses - other	15,366	8,375
Deferred revenue	1,828	351
Income taxes payable	1,395	403
Total current liabilities	29,273	23,279
Long-term liabilities	3,862	1,657
Total liabilities	33,135	24,936

Stockholders’ equity	147,808	155,834
Total liabilities and stockholders’ equity	$180,943	$180,770

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$44,940	$42,455	$131,505	$120,158
Costs of revenue	25,286	23,307	81,698	67,943
Gross profit	19,654	19,148	49,807	52,215
Total operating expenses	14,279	13,281	43,732	38,451

Income from operations	5,375	5,867	6,075	13,764

Other income
Interest income, net	647	1,216	2,085	2,644
Foreign currency transaction gains (losses)	1,345	(123)	465	(559)
Other, net	38	3	61	1
Total other income	2,030	1,096	2,611	2,086

Income before income tax expense	7,405	6,963	8,686	15,850
Income tax expense	1,107	1,706	247	3,338

Net income	$6,298	$5,257	$8,439	$12,512

Net income per share of common stock:
Basic	22,549,515	22,845,259	22,852,794	20,850,875
Diluted	23,609,135	24,924,413	24,254,807	22,824,793
Weighted average number of common shares outstanding:
Basic (1)	0.28	0.23	0.37	0.60
Diluted	0.27	0.21	0.35	0.55

(1) The net income per share calculations for the nine months ended December 31, 2007 give effect to the automatic conversion of the redeemable convertible preferred stock into 11,425,786 shares of common stock upon the completion of the Company’s initial public offering on August 8, 2007.

Media Contact:

Susan Hartzell

ICR

susan.hartzell@icrinc.com, 203-682-8238

Investor Contact:

Staci Strauss Mortenson

ICR

staci.mortenson@icrinc.com, 203-682-8273